Exhibit 10.26

LEASE AGREEMENT

This Lease Agreement (the “Lease”) is made as of the 14th day of September, 2007, by and between Craft Real Property, LLC, a Tennessee limited liability company (the “Landlord”) and Basin Water – MPT, Inc., a Delaware corporation (the “Tenant”).

ARTICLE 1. DESCRIPTION OF PREMISES

1.1 Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord, pursuant to the terms, conditions and uses herein set forth, (a) that certain real property located at 2070 Airways Boulevard, Memphis, Tennessee and more particularly described in Exhibit A (the “Land”); and (b) all buildings, structures, and other improvements and appurtenances located on the Land (the “Building” and, together with the Land, the “Premises”).

ARTICLE 2. TERM

2.1 Lease Term. The term of this Lease will be for five (5) years commencing on September 14, 2007 (the “Commencement Date”) and ending on September 13, 2012 (“Initial Lease Term”). Tenant has five (5) consecutive three (3) year options to extend the Lease Term, as further described in Section 2.2 (each a “Renewal Term” and, together with the Initial Lease Term, the “Lease Term”) upon the same terms and conditions applicable during the Initial Lease Term.

2.2 Options To Extend. Tenant shall have the option to extend the term of this Lease for five (5) consecutive three (3)-year periods. Tenant shall exercise the option by delivery of written notice to Landlord not less than thirty (30) days prior to the expiration of the initial term and, if exercised, the expiration of each renewal term, of this Lease. If said notice is not delivered within said time period(s), this option shall terminate.

ARTICLE 3. RENT

3.1 Base Rent. Tenant shall pay to Landlord an annual rental in the amount of Eighty One Thousand Nine Hundred and no/100 Dollars ($81,900) payable in equal monthly installments of Six Thousand Eight Hundred Twenty-Five and no/100 Dollars ($6,825) per month, in lawful money of the United States payable in advance on the first day of each month of the Lease Term; provided, however, that if the Commencement Date occurs on any day other than the first day of a calendar month, Base Rent for the partial month commencing on the Commencement Date shall paid on the date hereof. Said monthly installments shall hereinafter be referred to as the “Base Rent.” For purposes of this Lease, “Rent” shall mean the Base Rent plus any other charges due Landlord by Tenant under this Lease. During the Initial Lease Term, the Base Rent shall not be subject to any increases. In the event that the Tenant elects to extend the Lease Term, the Base Rent may be increased based on the fair rental value of properties in the Premise’s neighborhood; provided, however, such Base Rent shall not be increased by more than five percent (5%) from the previous Lease Term.

3.2 Additional Rent. In addition to Base Rent, Tenant shall pay Landlord (or the appropriate third party, as applicable), as additional rent under this Lease, reimbursement for all of Landlord’s costs and expenses in maintaining and operating the Premises, including, without limitation, (a) utilities in accordance with Section 6.2; (b) insurance in accordance with Section 8.2; and (c) real estate taxes in accordance with Article 9. Except where this Lease provides otherwise, Tenant shall pay all Additional Rent within fifteen (15) business days after receipt of an invoice and such supporting backup documentation as may be reasonably requested by Tenant from time to time.

ARTICLE 4. USE

4.1 Permitted Use of Premises. The Premises may be used and occupied by Tenant, any subtenant of Tenant or their respective agents, employees, licensees or invitees, for any and all businesses or activities which the Premises may be engaged under applicable law. Tenant need not operate the Premises or conduct business of any nature in the Premises, or use or operate the Premises in any particular manner. Tenant may discontinue operation of the Premises at any time or from time to time and Tenant may vacate the Premises.

ARTICLE 5. DEVELOPMENT, ALTERATIONS AND ADDITIONS

5.1 Construction. Landlord hereby acknowledges that Tenant may desire to develop the Premises by constructing additional buildings, offices, facilities, warehouses, or other improvements thereon. At Tenant’s sole cost and expense, Tenant may perform any alteration, construction, demolition, development, expansion, reconstruction, redevelopment, repair, restoration, or other work affecting any or all of the Premises, including new construction (“Construction”), with Landlord’s prior written consent which shall not be unreasonably withheld. Tenant shall pay for all Construction when and as required by the parties that perform such Construction; provided, however, Tenant reserves the right to contest, in it sole and absolute discretion, any and all costs payable in connection with such Construction. Tenant may defer payment of the contested obligation pending outcome of such contest. All improvements that Tenant constructs on the Land shall become part of the Premises, but shall not be subject to Additional Rent. The buildings shall be designed, constructed and completed in accordance with applicable law and when completed shall comply in all material respects with all laws, ordinances, rules, regulations and orders of all Governmental Authorities applicable thereto, and all recorded CC&Rs applicable to the Premises.

5.2 Application and Approvals. Tenant shall apply to each applicable governmental agency, authority, bureau, department, quasi-governmental body, or other entity or instrumentality having or claiming jurisdiction over the Premises (“Governmental Authority”) for such licenses, permits, approvals, consents, certificates, rulings, variances, authorizations, or amendments to any of the foregoing as shall be necessary under any law for the commencement, performance, or completion of any Construction, or the use, occupancy, maintenance, or operation of the Premises (collectively, “Approvals”) as any Construction shall require. Upon Tenant’s request, Landlord shall, without cost to Landlord, promptly join in and execute any agreement, application, certificate, document, or submission (or amendment of any of the foregoing) necessary or appropriate for any Construction, including any application for any building permit, certificate of occupancy, utility service or hookup, easement, covenant, condition, restriction, subdivision plat, or such other instrument (collectively, “Applications”) as Tenant requests, and otherwise cooperate with Tenant in obtaining Approvals. Landlord grants to Tenant a power of attorney, coupled with an interest, and therefore irrevocable, to sign on Landlord’s behalf any Application that this Lease requires Landlord to sign. Promptly upon Tenant’s request and without charge (except reimbursement of Landlord’s reasonable attorneys’ fees), Landlord shall furnish all information in its possession that Tenant reasonably requests for any Application. Landlord assumes no liability by cooperating with any Construction.

5.3 Landlord Nonopposition. Landlord shall not appear in opposition to any Application brought, sought, or defended by Tenant before any Governmental Authority arising out of any Application consistent with this Lease.

5.4 Trade Fixtures. Tenant may install trade fixtures, machinery or other trade equipment in conformance with the ordinances of all applicable duly constituted public authorities. Tenant shall have the absolute right before the end of the Lease Term to repair or remove any Tenant owned equipment or machinery from the Premises.

5.5 Personal Property. Landlord waives all rights in Tenant’s personal property, including without limitation, Tenant’s inventory, stock-in-trade, trade fixtures, and removable equipment and fixtures. Landlord agrees to execute, upon request and deliver the executed original to Tenant within ten (10) days after receipt of written request, a confirmation of such waiver in such form as is satisfactory to Tenant or Tenant’s lenders.

ARTICLE 6. UTILITIES AND SERVICES

6.1 Utilities. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to terminate this Lease.

6.2 Landlord Service. In the event that any utilities are furnished by Landlord, Tenant shall pay to Landlord the cost thereof in the manner set forth in Section 3.2. Tenant’s cost shall be the total cost shown on utility meters servicing the Premises and any extraordinary use which may be made by Tenant.

ARTICLE 7. INDEMNIFICATION

7.1 Indemnity of Landlord. Tenant hereby agrees to indemnify, defend (with attorneys approved by Landlord), protect, and hold Landlord and Landlord’s agents, employees, directors, officers, managers, members, partners, affiliates, independent contractors and property managers (“Landlord’s Agents”), harmless from any and all liabilities, costs, expenses and losses by reason of injury to person or property (“Losses”), caused by, arising out of, or related to, the condition of the Premises or the use or occupancy of the Premises by Tenant, its agents, directors, officers, managers, members, partners, affiliates, independent contracts and property managers, or invitees (“Tenant’s Agents”), including without limitation, any liability for injury to the person or property of Tenant or Tenant’s Agents, but excepting any Loss resulting from the willful breach of the Lease by Landlord or the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Tenant’s obligation hereunder shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination. This paragraph does not apply to Hazardous Materials Law and Hazardous Materials Discharges, which are covered elsewhere.

7.2 Landlord Indemnification. Landlord agrees to indemnify, defend (with attorneys approved by Tenant), protect, and hold Tenant and Tenant’s Agents harmless from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any Losses caused by the gross negligence or willful misconduct of Landlord and/or any of Landlord’s Agents. The obligations of Landlord under this Section 7.2 shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination. This paragraph does not apply to Hazardous Materials Law and Hazardous Materials Discharges, which are covered elsewhere.

7.3 Claims for Indemnification. If any indemnitee under Sections 7.1 or 7.2 above (an “Indemnitee”) shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 7 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying party (each, as applicable, an “Indemnifying Party”) prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.

7.4 Defense of Claims. In connection with any claim which may give rise to indemnity under this Article 7 resulting from or arising out of any claim or proceeding against an Indemnitee by a person that is not a party hereto, the Indemnifying Party shall (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or proceeding. The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly perform resolution thereof. Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of, or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. Without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, the Indemnitee will not enter into any settlement or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnifying Party unless the Indemnifying Party has, after written notice, failed or refused to acknowledge responsibility for or defend such claim or proceeding within a reasonable period of time after notice is provided pursuant to Section 7.3. If the Indemnifying Party fails to discharge or undertake to defend against such liability, upon receipt of written notice from the Indemnitee of such failure, the Indemnifying Party shall have thirty (30) days to cure such failure by prosecuting such a defense. If the Indemnifying Party fails to do so within such cure period, then the Indemnitee may settle the same and the Indemnifying Party’s liability to the Indemnitee shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including attorneys’ fees) incurred by the Indemnitee in effecting such settlement.

ARTICLE 8. INSURANCE

8.1 Insurance. Tenant shall maintain a policy or policies of insurance protecting Landlord against the following:

8.1.1 Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises.

8.1.2 Tenant obtain and keep in force a Commercial General Liability policy of insurance protecting Tenant and Landlord as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000. Tenant shall add Landlord as an additional insured by means of an endorsement at least as broad as the insurance carrier’s “additional insured-managers or landlord of Premises” endorsement and coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

8.1.3 All insurance policies this Lease requires shall be issued by carriers that are lawfully doing business in the state of Tennessee. Tenant may provide any insurance under a “blanket” or “umbrella” insurance policy, provided that (a) such policy or a certificate of such policy shall specify the amount(s) of total insurance allocated to the Premises, and (b) such policy otherwise complies with this Lease.

8.2 Failure to Provide Insurance. Tenant acknowledges that any failure on its part to obtain or maintain the insurance required under Sections 8.1 will expose Landlord to risk and potentially cause Landlord to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. In the event Tenant does not maintain the insurance required under this Article 8, Landlord may, in Landlord’s sole and absolute discretion, obtain such insurance and Tenant shall pay Landlord as Additional Rent all costs and expenses in connection with such policy or policies of insurance.

8.3 Notices to Landlord. On the Commencement Date, and no later than 10 days before any insurance required under this Article 8 expires or is cancelled, Tenant shall deliver to Landlord certificates of insurance evidencing Tenant’s maintenance of all insurance required under this Article 8, in each case providing coverage for at least one year from the date delivered. Upon receipt of each policy of insurance evidencing insurance required under this Article 8, Tenant shall promptly deliver a copy of any such policy of insurance to Landlord. In the event of any dispute regarding Tenant’s compliance with the insurance requirements of this Lease, Landlord may at Landlord’s option obtain a certificate from Tenant’s insurance broker confirming such compliance. In addition to the obligations under this Section 8.3, Tenant shall direct the insurance carrier to give Landlord 10 days’ prior written notice of cancellation or nonrenewal of any insurance required under this Article 8.

ARTICLE 9. TAXES

9.1 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes, assessments, license fees, and other public charges levied, assessed or imposed or which become payable during the term of this Lease upon any trade fixtures, furnishings, equipment and all other personal property of Tenant installed or located in the Premises. Whenever possible, Tenant shall cause said trade fixtures, furnishings, equipment and personal property to be separately assessed.

9.2 Real Estate Taxes. Landlord shall provide Tenant the real estate tax bills in its possession at least 45 days before such taxes are due and payable. Tenant shall pay to Landlord at least 20 days before due any and all real estate taxes, as defined in Section 9.3, assessed or imposed, or which become a lien upon or become chargeable against or payable in connection with the Premises directly to the taxing authority. Within five business days after such payment, Tenant shall provide Landlord evidence of such payment in a form reasonably acceptable to Landlord. Real estate taxes for the last year of the term of this Lease shall be prorated between Landlord and Tenant as of the expiration date of the term.

9.3 Definition of Taxes. For purposes of this Lease, “real estate taxes” shall also include each of the following:

9.3.1 Any form of assessment, license fee, license tax, bond or improvement bond, business license tax, commercial rental tax, levy, charge, penalty, or tax, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special district thereof, as against any legal or equitable interest of Landlord in the Premises, personal property or the real property of which the Premises constitute a part;

9.3.2 Any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included with the definition of real estate tax. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of real estate tax for purposes of this Lease;

9.3.3 Any tax allocable to or measured by the area of the Premises or the rental payable hereunder, including without limitation, any gross income tax or excise tax levied by the State, any political subdivision thereof, city, or federal government, with respect to the receipt of such rental, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use of occupancy by Tenant of the Premises, or any portion thereof;

9.3.4 Any tax, fee, levy, assessment or charge, or any increase therein: (a) imposed by reason of events occurring during the term of this Lease, and (b) levied or assessed on machinery or equipment, if any, provided by Landlord to Tenant pursuant to this Lease; and

9.3.5 “Real estate taxes” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes.

9.4 Contest. Notwithstanding anything to the contrary in this Lease, Tenant shall have the exclusive right to contest, at its sole cost, by appropriate legal proceedings diligently conducted in good faith, the amount or validity of any real estate taxes; the valuation, assessment, or reassessment (whether proposed, phased, or final) of the Premises for real estate taxes; and the amount of any such tax (any of the foregoing, a “Contest”). Tenant may defer payment or performance of the contested obligation pending outcome of the Contest, provided that Tenant causes the following conditions (collectively, the “Contest Conditions”) to remain satisfied:

9.4.1 No Liability. Such deferral or noncompliance creates no material risk of a lien, charge, or other liability of any kind against the Premises, unless Tenant has given Landlord a bond, letter of credit, or other security reasonably satisfactory to Landlord equal to the reasonably estimated amount of such lien, charge, or other liability.

9.4.2 No Forfeiture. Such deferral or noncompliance will not place the Premises in material danger of being forfeited or lost.

9.4.3 No Tax Deed. If, at any time, payment of any real estate taxes is necessary to prevent the imminent (i.e., within 30 days) delivery of a tax deed to the Land for nonpayment, then Tenant shall pay or cause to be paid the sums in sufficient time to prevent delivery of such deed.

9.4.4 Named Parties. If Landlord has been named as a party in any action, then Tenant shall cause Landlord to be removed as such party and Tenant substituted in Landlord’s place, if permissible under the circumstances.

9.5 Landlord Obligations and Protections. Landlord need not join in any Contest unless (a) Tenant has complied with the Contest Conditions; and (b) such Contest must be initiated or prosecuted in Landlord’s name. In such case, Landlord shall cooperate, as Tenant reasonably requests, to permit the Contest to be prosecuted in Landlord’s name. Landlord shall give Tenant any documents, deliveries, and information in Landlord’s control and reasonably necessary for Tenant to prosecute its Contest. Tenant shall pay all reasonable costs and expenses, including legal costs, of any Contest. Tenant shall, at Landlord’s request, advance (when Landlord incurs them) such reasonable costs and expenses that Landlord incurs or reasonably anticipates incurring, for Tenant’s Contest and Landlord’s assistance with such Contest.

9.6 Miscellaneous. When Tenant concludes Tenant’s Contest of any real estate taxes, Tenant shall pay the amount of such real estate taxes (if any) as has been finally determined in such Contest to be due, to the extent attributable to periods within the Lease Term, and any costs, interest, penalties, or other liabilities in connection with such real estate taxes. Tenant shall be entitled to any refund of such real estate taxes (if any) attributable to periods within the Lease Term. So long as the Contest Conditions remain satisfied, Landlord shall enter no objection to any Contest.

ARTICLE 10. MAINTENANCE OF PREMISES

10.1 Care of Premises Generally. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements, or alterations of any kind in or on the Premises. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord.

10.2 Condition of Premises; Compliance with Law. Landlord represents and warrants that as of the Commencement Date, the Premises will comply with all applicable laws, including, without limitation, fire, environmental, health, and safety laws. Landlord shall at its expense promptly comply with all applicable laws to which the Premises may be subject during the Lease Term (other than compliance required by reason of Tenant’s particular and unique manner of use of the Premises), including, without limitation, applicable laws requiring the making of any structural repairs or modifications or capital expenditures or improvements. Landlord represents and warrants that as of the Commencement Date, the Premises is in good condition with deferred maintaince items.

10.3 Required Maintenance Work; Remediation. Landlord shall perform the Required Maintenance Work (as described on Schedule 10.3 hereto) to Tenant’s satisfaction and be responsible for the initial One Hundred Thousand Dollars ($100,000) of costs incurred to perform the Required Maintenance Work. Tenant shall have the right to inspect the Required Maintenance Work prior to its completion and acceptance by Tenant. Tenant shall be responsible for all costs related to performance of the Required Maintenance Work in excess of the initial One Hundred Thousand Dollars ($100,000) of costs that Landlord is required to pay. In addition, Landlord shall perform the remediation set forth of Schedule 10.3 hereto to Tenant’s satisfaction. To the extent such Required Maintenance Work is not completed on or prior to September 30, 2007, Tenant shall have no obligation to pay any Rent under Article 3 or otherwise from September 30, 2007 until such Required Maintenance Work has been completed to Tenant’s satisfaction.

ARTICLE 11. SIGNS AND ADVERTISING

11.1 Signs. Tenant shall have the right to display signs and displays on the Premises without Landlord consent. The size, design, and other physical aspects of any sign shall be subject to any applicable municipal or other governmental permits and approvals.

ARTICLE 12. ENTRY BY LANDLORD

12.1 Entry by Landlord. Tenant shall permit Landlord and Landlord’s Agents, lenders, investors and contractors to enter the Premises at all reasonable times, upon giving Tenant a 72 hour written notice, except in the event of an emergency in which case the 72 hour written notice is not required: (a) for the purpose of inspecting the same, (b) for the purposes of performing any of Tenant’s unperformed obligations under this Lease after the expiration of all applicable notice and cure periods, or (c) for the purpose of posting notices of non-responsibility for alterations, additions, or repairs.

12.2 Entry Conditions. Notwithstanding Sections 12.1, entry is conditioned on Landlord using reasonable efforts to cause the least practical interference to Tenant’s business. Landlord shall be liable for any damage caused by the gross negligence or willful misconduct of Landlord or any of Landlord’s Agents in exercising the rights under this Article 12, and not otherwise covered by Tenant’s insurance or the insurance Tenant is required to carry under this Lease.

ARTICLE 13. ASSIGNMENT AND SUBLETTING

13.1 Assignment and Subletting. Tenant shall not assign its interest in this Lease without Landlord’s prior written consent which shall not be unreasonably withheld; provided that Tenant shall be permitted, without Landlord’s prior written consent, to assign its interest and obligations under this Lease to an affiliate of Tenant or in connection with a merger, consolidation, acquisition or sale of all or substantially all of Tenant’s assets. Tenant may not enter into or modify any sublease, terminate any sublease or evict any subtenant, and grant any consent under any sublease without Landlord’s prior written consent which shall not be unreasonably withheld. No sublease shall affect any obligations of Tenant or rights of Landlord under this Lease, all of which shall continue in full force and effect notwithstanding the sublease.

ARTICLE 14. BREACH BY TENANT

14.1 Events of Default. The occurrence of any of the following shall constitute a breach and material default of this Lease by Tenant (each, an “Event of Default”):

14.1.1 The failure of Tenant to pay or cause to be paid when due any Base Rent, Additional Rent, Rent, taxes, monies, or charges required by this Lease to be paid by Tenant when such failure continues for a period of 15 business days after written notice thereof from Landlord to Tenant; and

14.1.2 The failure of Tenant to perform any term, covenant or condition, other than payment of Rent, taxes, monies or charges, required by this Lease and Tenant shall have failed to cure such failure within 30 days after written notice from Landlord; provided, however, that where such failure cannot reasonably be cured within the 30 day period, the Tenant shall not be in default if it has commenced such cure within the same 30 day period and diligently thereafter prosecutes the same to completion.

14.2 Replacement of Statutory Notice Requirements. To the extent not prohibited by applicable law, when this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by applicable law. To the extent not prohibited by applicable law, when a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 24.8 shall replace and satisfy the statutory service-of-notice procedures.

ARTICLE 15. REMEDIES UPON BREACH

15.1 Remedies. On the occurrence of an Event of Default by Tenant hereunder, Landlord shall have the following rights and remedies: (a) the right to enforce specific performance of this Lease against Tenant, including the right to recover reasonable attorneys’ fees; and (b) the right to enforce all of its other rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease; provided, however, in no event shall Landlord take any action to remove Tenant from the Premises and repossess same or to terminate this Lease upon any Event of Default under this Lease. If Tenant fails to perform any of its affirmative duties or obligations, within 10 business days after written notice (or in the case of any facts or circumstances that create an imminent risk of damage to the Real Property or the Premises or injury to, or death of, persons, without written notice), Landlord may, at its option, perform such duty or obligation on Tenant’s behalf, including but not limited to the obtaining of reasonable required bonds, insurance policies, or governmental licenses, permits or approvals. Tenant shall pay to Landlord an amount equal to the costs and expenses incurred by Landlord in such performance upon receipt of an invoice.

ARTICLE 16. LOSSES AND LOSS PROCEEDS.

16.1 Prompt Notice. If either party becomes aware of: (a) any damage or destruction of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, affecting any or all of the Premises (“Casualty”), or (b) any temporary or permanent taking of (or of the right to use or occupy) any portion of the Premises by condemnation, eminent domain, or any similar proceeding; then such party shall promptly notify the other party.

16.2 Effect of Casualty. If any Casualty occurs, then: (a) no Rent shall abate; (b) this Lease shall not terminate or be impaired; (c) Tenant shall restore the Premises to substantially the same condition as before such Casualty; and (d) Landlord shall assign to Tenant its entire right, title and interest in and to any insurance proceeds. Notwithstanding the foregoing, in the event the cost to repair such damage, as reasonably estimated by Tenant’s contractor, exceeds $1,000,000, Tenant shall have the right (in its sole discretion), provided, however, that such Casualty is not the result of Tenant’s gross negligence or willful misconduct, by notice to Landlord, given within ninety (90) days after the occurrence of such Casualty, to terminate this Lease and Tenant shall assign to Landlord its entire right, title and interest in and to any insurance proceeds. Notwithstanding the foregoing to the contrary, if the Casualty is the result of the act or omission of Tenant, Tenant shall use commercially reasonable efforts to restore the Premises to substantially the same condition as before such Casualty at Tenant’s sole cost; provided that Tenant shall not be responsbile for any costs to restore the Premises in excess of the insurance proceeds received by Tenant for the purpose of restoring the Premises.

16.3 Total Taking – Termination. If title to all of the Premises or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not result in the Premises being reasonably suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date possession of the Premises or part thereof be taken.

16.4 Partial Taking. By notice to Landlord given within thirty (30) days after Tenant receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Premises, Tenant may terminate this Lease, or proceed under this Lease. In the event Tenant elects to proceed under this Lease, Landlord shall assign to Tenant its entire right, title and interest in and to any condemnation award, and Tenant shall have the right during the pendency of this Lease to negotiate and otherwise deal with the condemning authority in respect of such matter.

16.5 Temporary Taking. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent, except to the extent covered by insurance proceeds payable to Landlord. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section.

ARTICLE 17. SALE OF THE PREMISES BY LANDLORD.

17.1 Restrictions on Sale of Premises. Notwithstanding any provisions of this Lease to the contrary, Landlord may not assign or sell, in whole or in part, Landlord’s interest in this Lease and may not sell all or part of the real estate of which the Premises are a part (the “Real Property”).

ARTICLE 18. HOLDING OVER

18.1 Holding Over. If Tenant should remain in possession of the Premises after the expiration of the term of this Lease without executing a new lease or after Landlord has declared a forfeiture by reason of a default by Tenant, such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month to month tenancy, including the provisions of Article 3.

ARTICLE 19. EASEMENTS

19.1. Easements. Landlord shall not grant any easements, rights or dedications without the prior written consent of Tenant.

ARTICLE 20. HAZARDOUS MATERIALS

20.1 Definitions:

20.1.1 Hazardous Materials. “Hazardous Materials” means any chemical, compound, substance or other material, including, without limitation, gasoline, diesel, aviation fuels, lubricating oils, solvents and chemicals, that: (a) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Material Law; (b) is controlled or governed by any Hazardous Materials Law, or gives rise to any reporting, notice or publication requirements thereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or County with respect to any third person thereunder; or (c) is a flammable or explosive material, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacterial, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

20.1.1 Hazardous Materials Laws. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, amendments to and any regulations promulgated pursuant to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

20.1.2 Hazardous Materials Discharge. “Hazardous Materials Discharge” means any deposit, discharge, generation, release, or spill of Hazardous Materials that occurs at or from the Premises or the Land, or that arises at any time from the use, occupancy, or operation of the Premises or any activities conducted therein, whether or not caused by a party to this Lease and whether occurring before or after the Commencement Date.

20.2 Tenant’s Obligations

20.2.1 Restrictions. Tenant shall not cause or permit to occur on, under or at the Premises during the Lease Term: (a) any violation of any Hazardous Materials Laws; or (b) the use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Materials, or transportation to or from the Premises of any Hazardous Materials, unless both: (i) reasonably necessary and customary to conduct any legal business in the Premises in accordance with customary standards in such business, or to operate and maintain the Premises for uses this Lease permits and (ii) in compliance with all Hazardous Materials Laws.

20.2.2 Compliance; Clean-Up. Tenant shall, at Tenant’s expense: (a) comply with Hazardous Materials Laws and, to the extent Hazardous Materials Law requires, clean up any Hazardous Materials Discharge on, at, or under the Premises that is the result of the activities of the Tenant or Tenant’s Agents at the Premises during the Lease Term; and (b) make all submissions to, deliver all information required by, and otherwise fully comply with all requirements of any Governmental Authority under Hazardous Materials Laws. Tenant’s obligations under this paragraph shall not limit Tenant’s rights against third parties.

20.3 Landlord’s Environmental Representations. Except as provided on Schedule 20.3 hereto, (a) the Premises does not contain asbestos (whether friable or nonfriable), (b) no Hazardous Materials have ever been produced on the Premises or disposed thereon, (c) no Hazardous Materials which would require reporting to a governmental agency are or have been released, discharged or disposed of on the Premises or migrated to the Premises, and (d) there are no underground tanks located on the Premises, including no septic tanks, fuel tanks or chemical storage tanks, nor has the Premises ever contained the same. Landlord has not received any summons, complaint, order, citation, directive, notice of violation, letter or other written or oral communications from any federal, state or local governmental agency concerning any intentional or unintentional action or omission which allegedly violates any Hazardous Materials Laws with respect to the Premises. To the best knowledge of Landlord, there has not been, from a source at the Premises, any dredge or fill activities in navigable waters of the United States of America.

20.4 Environmental Indemnity

(a) TO THE FULLEST EXTENT PERMITTED BY LAW, THE TENANT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS LANDLORD AND LANDLORD’S AGENTS FROM AND AGAINST ALL LOSS, DAMAGE, EXPENSE AND LIABILITY (INCLUDING ALL COSTS AND REASONABLE ATTORNEYS’ FEES) FOR PROPERTY DAMAGE AND NATURAL RESOURCES DAMAGE ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PRESENCE OF OR ANY DEPOSIT, SPILL, DISCHARGE, OR OTHER RELEASE OF HAZARDOUS MATERIALS OR OTHER POLLUTANTS OR CONTAMINANTS FROM THE PREMISES, THAT IS THE RESULT OF THE ACTIVITIES OF THE TENANT OR TENANT’S AGENTS AT THE PREMISES DURING THE LEASE TERM, REGARDLESS OF ANY PRINCIPLES OF STRICT LIABILITY WHICH MAY APPLY TO LANDLORD; PROVIDED, THE TENANT SHALL NOT IN ANY EVENT HAVE ANY LIABILITY FOR THE RELEASE OF HAZARDOUS MATERIALS OR OTHER POLLUTANTS OR CONTAMINANTS DURING THE LEASE TERM WHICH WERE LOCATED UNDER, ON, AT, OR FROM THE PREMISES PRIOR TO THE DATE THE TENANT TAKES POSSESSION OF THE PREMISES, OR WHICH MAY MIGRATE TO THE PREMISES DURING THE LEASE TERM FROM CONTIGUOUS PROPERTY.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE TENANT AND TENANT’S AGENTS FROM AND AGAINST ALL LOSS, DAMAGE AND LIABILITY (INCLUDING ALL COSTS AND REASONABLE ATTORNEYS’ FEES) FOR PROPERTY DAMAGE AND NATURAL RESOURCES DAMAGE ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PRESENCE OF OR ANY DEPOSIT, SPILL, DISCHARGE, OR OTHER RELEASE OF HAZARDOUS MATERIALS OR OTHER POLLUTANTS OR CONTAMINANTS THAT (i) OCCURRED PRIOR TO THE LEASE TERM AT, UNDER OR FROM THE PREMISES, OR (ii) IS THE RESULT OF THE ACTIVITIES OF LANDLORD OR LANDLORD’S AGENTS BEFORE OR DURING THE LEASE TERM OR (iii) IS CAUSED BY AN ACT OF A THIRD PARTY AND WHICH MAY MIGRATE TO THE PREMISES FROM CONTIGUOUS PROPERTY BEFORE OR DURING THE LEASE TERM, REGARDLESS OF ANY PRINCIPLES OF STRICT LIABILITY WHICH MAY APPLY TO THE TENANT. LANDLORD’S OBLIGATIONS AND LIABILITIES UNDER THIS SECTION 20.4 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT. IN ADDITION, TENANT SHALL HAVE NO FURTHER OBLIGATION TO PAY ANY RENT UNDER ARTICLE 3 OR OTHERWISE IN THE EVENT THAT ANY OF THE OCCURRENCES SET FORTH IN (i), (ii) OR (iii) ABOVE RESULTS IN THE

CESSATION OF OPERATIONS UPON THE PREMISES, WHETHER OR NOT AT THE DIRECTION OF ANY GOVERNMENTAL AUTHORITY.

ARTICLE 21. MISCELLANEOUS

21.1 Gender. Whenever the singular number is used in this Lease, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm, or association, when required by the context.

21.2 Headings. The headings or title to the paragraphs of this Lease are for convenience only and do not in any way define, limit or construe the contents of such paragraphs.

21.3 Integration. This instrument contains all of the agreements and conditions made between the parties with respect to the hiring of the Premises and may not be modified orally or in any other manner other than by a written instrument signed by all the parties to this Lease.

21.4 Choice of Laws. The laws of the State of Tennessee as applied to contracts entered into between citizens of the State of Tennessee and to be performed within the State of Tennessee shall govern the validity, performance and enforcement of this Lease.

21.5 Severability. If any provision of this Lease is determined to be void by any court of competent jurisdiction, such determination shall not affect any other provisions of this Lease and such other provisions shall remain in full force and effect. If any provision of this Lease is capable of two constructions, one which would render the provision void and one which would render the provision valid, the provision shall be interpreted in the manner which would render it valid.

21.6 Time of Essence. Time is of the essence in this Lease.

21.7 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes thereof, governmental restrictions, regulations, or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to that resulting from such prevention, delay or stoppage, except those obligations of Tenant to make payment for rental and other charges pursuant to the terms of this Lease.

21.8 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses at the following addresses. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party

To Landlord:	Craft Real Estate, LLC
2070 Airways Boulevard
Memphis, Tennessee 38114
Attn: Frank S. Craft
Phone: (901) 327-5142

With a copy to:

A. Neal Graham, Esq.
Harris Shelton Hanover Walsh, PLLC
6060 Poplar Avenue, Suite 450
Memphis, Tennessee 38119
Phone: (901) 682-1455
Fax: (901) 682-4446

To Tenant:	Basin Water – MPT, Inc.
c/o Basin Water, Inc.
8731 Prestige Court
Rancho Cucamonga, California 91730
Attn: Michael Stark
Phone: 909-481-6800
Fax: 909-481-6801

With a copy to:

General Counsel

And another copy to:

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attn: Faye H. Russell, Esq. Divakar Gupta, Esq.
Phone: 858-523-5400
Fax: 858-523-5450

Either party may, with proper notice, at any time designate a different address to which notices shall be sent.

21.9 Waiver of Jury Trial. The parties hereby waive their respective rights to trial by jury in any action or proceeding involving the Premises or arising out of this Lease.

21.10 Execution in Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Lease, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

21.11 Attorneys’ Fees. If either party institutes or is made a party to any action or proceeding to enforce or interpret this Lease, the prevailing party in such action or proceeding shall be entitled to recover all costs and attorneys’ fees incurred in connection with such action or proceeding, or any appeal or enforcement of such action or proceeding.

21.12 Quiet Enjoyment. If Tenant is not in breach under the covenants made in this Lease, Landlord covenants that Tenant shall have peaceful and quiet enjoyment of the Premises without hindrance on the part of Landlord during the Lease Term, including any extensions thereof. Landlord will defend Tenant in the peaceful and quiet enjoyment of the Premises against claims of all persons claiming through or under Landlord.

21.13 Successor’s Liability. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heir, successors, executors, administrators, and permitted assigns of all the parties hereto and all of the parties hereto shall be jointly and severally liable for the covenants contained herein.

21.14 Broker. Each of Tenant and Landlord represent and warrant to each other that it has not dealt with any broker in connection with this Lease. Each party shall indemnify, defend, protect and hold the other party harmless from and against all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys’ fees of counsel chosen by the other party) arising out of or resultin from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has or purportedly has dealt.

21.15 Memorandum of Lease. The parties have executed a Memorandum of Lease in substantially the form of Exhibit B. Tenant shall have the right to record such Memorandum of Lease in the land records of Shelby County, Tennessee. All transfer and recording taxes, fees and charges, if any, shall be split equally between the parties. Tenant shall execute a notice of termination of Tenant’s interest in the Premises, in recordable form, upon expiration of this Lease.

21.16 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party, each party agrees to perform, execute and deliver, any further actions, documents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year set forth at the beginning hereof.

LANDLORD:

Craft Real Estate, LLC

By:	/s/ Frank S. Craft
Frank S. Craft, Managing Member

TENANT:

Basin Water – MPT, Inc.

By:	/s/ Thomas C. Tekulve
Name:	Thomas C. Tekulve
Title:	Chief Financial Officer

EXHIBIT A

DESCRIPTION OF PREMISES

Part of Lots 33 and 34 of F.A. Owens Subdivision in the Long 1941-3/4 Acre Entry No. 81:

BEGINNING at a point in the east side of Airways Boulevard 832.2 feet south of the southeast corner of Airways Boulevard and Dunn Avenue; thence east parallel with Dunn Avenue 667.6 feet, more or less, to the west line of the forty foot right-of-way of the St. Louis and San Francisco Railway; thence south parallel with Airways Boulevard 220 feet; thence west parallel with Dunn Avenue 667.6 feet, more or less, to the east line of Airways Boulevard; thence north along the east line of Airways Boulevard 220 feet to the point of beginning.

EXHIBIT B

MEMORANDUM OF LEASE AGREEMENT

When recorded, return to

(and send property tax notices to):

A. Neal Graham, Esq.

Harris Shelton Hanover Walsh

6060 Poplar Avenue, Suite 450

Memphis, Tennessee 38119

Tax Parcel ID No.: 060121 00046

MEMORANDUM OF LEASE AGREEMENT

This Memorandum of Lease Agreement (“Memorandum”) is made and entered into for the purpose of recording as of the 14th day of September, 2007, by and between Craft Real Estate, LLC, a Tennessee limited liabilty company (the “Landlord”), and Basin Water – MPT, Inc., a Delaware corporation (“Tenant”), parties to that certain Lease Agreement dated as of September 14, 2007 (the “Lease Agreement”), as follows:

1. The name of the Landlord is Craft Real Estate, LLC, a Tennessee limited liabilty company.

2. The name of the Tenant is Basin Water – MPT, Inc., a Delaware corporation.

3. The address of the Landlord is 2070 Airways Boulevard, Memphis, Tennessee 38114, and the address of the Tenant is 2070 Airways Boulevard, Memphis, Tennessee 38114. Any party to the Lease Agreement may change its address in the manner set forth in the Lease Agreement.

4. The date of the Lease Agreement is September 14, 2007.

5. The demised premises as described in the Lease Agreement is that certain real property and improvements located at 2070 Airways Boulevard, Memphis, Tennessee 38114 and more particularly described on Exhibit A attached hereto.

6. The date of commencement of the term of the Lease Agreement (the “Commencement Date”) is September 14, 2007.

7. The term of the Lease Agreement is five (5) years commencing on the Commencement Date and ending on September 13, 2012, unless sooner terminated or extended as provided for in the Lease Agreement.

[EXHIBIT B]

8. Tenant shall have the option to extend the term of the Lease Agreement for five (5) separate, consecutive renewal periods of three (3) years each upon the same terms and conditions applicable during the initial term of the Lease Agreement. Tenant shall exercise the option by delivery of written notice to Landlord not less than thirty (30) days prior to the expiration of the initial term and, if exercised, the expiration of each renewal term, of the Lease Agreement. If said notice is not delivered within said time period(s), the option shall terminate.

9. Information regarding the Lease Agreement may be obtained from either of the undersigned parties hereto at their respective addresses noted in Section 3 above.

10. This Memorandum is intended for notice purposes and does not supersede, diminish, add to or change the terms of the Lease Agreement, all of which are incorporated by reference herein. To the extent of any conflict between this Memorandum and the Lease Agreement, the terms of the Lease Agreement shall control. This Memorandum may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument.

[Signature Page Follows]

[EXHIBIT B]

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Memorandum the day and year first above written.

LANDLORD:

Craft Real Estate, LLC

By:	/s/ Frank S. Craft
Frank S. Craft, Managing Member

TENANT:

Basin Water – MPT, Inc.

By:	/s/ Thomas C. Tekulve
Name:	Thomas C. Tekulve
Title:	Chief Financial Officer

:

[EXHIBIT B]

STATE OF TENNESSEE)
)ss.
COUNTY OF SHELBY)

On the      day of             , 2007 before me, the undersigned, a Notary Public in and for said Commonwealth, personally appeared Frank S. Craft, the Managing Member of Craft Real Estate, LLC, a Tennessee limited liability company, who acknowledged that he signed and delivered the above and foregoing instrument for and on behalf of Craft Real Estate, LLC on the day and date therein mentioned, and for the purpose therein stated, after first having been duly authorized by said company so to do.

WITNESS my hand and official seal.

Notary Public

My Commission expires:

STATE OF CALIFORNIA	)
) ss
COUNTY OF	)

On                              before me,                                                                      , Notary Public, personally appeared                                                                                                                                                                                                                                                                                                                                                 , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal

SIGNATURE OF NOTARY PUBLIC

[EXHIBIT B]